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                          SEPARATION AGREEMENT, RELEASE

                             AND COVENANT NOT TO SUE


            THIS Agreement made this _____ day of _________ 2002 by and between SONOCO PRODUCTS COMPANY, a South Carolina Corporation ("Sonoco"), doing business in the State of South Carolina and F. Trent Hill, Jr. ("HILL")

                                   WITNESSETH

            WHEREAS, HILL was employed by Sonoco on March 1, 1979, most recently at its location in Hartsville, SC , and

            WHEREAS, Sonoco and HILL have agreed to end this employment relationship effective February 11, 2002, and

            WHEREAS, Sonoco and HILL have agreed to certain items as a severance package as contained herein:

            NOW, THEREFORE, in consideration of the mutual covenants stated herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

            1. HILL will receive the equivalent of 18 months salary less all applicable deductions. This payment includes the 2 weeks standard severance as provided by company policy. Severance will be paid in two equal installments of $244,917. The first payment will be made on or about January 31, 2004, and the second payment will be made on or about January 31, 2005.

            2. Pursuant to Sonoco's vacation pay policy, HILL will receive payment for any unused 2002 vacation.

            3. Pursuant to Sonoco's benefit policy, HILL's group insurance coverage, (medical and dental) will continue on the same fee-sharing basis as active employees until August 31, 2003, or until he is eligible for insurance coverage with another employer, whichever occurs first. This coverage is provided in lieu of COBRA benefits.
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            4.    HILL has earned a fully vested SERP benefit, calculated at approximately $180,000 as of February 28, 2002. HILL may begin drawing an unreduced SERP benefit at age 62. Should he wish to begin drawing this SERP benefit at age 55, it is subject to a 3% per year early commencement reduction. This SERP benefit will be offset by HILL's Sonoco Pension Plan benefit, and at age 62 by his Social Security Benefit.

            5. HILL has the option of taking over the Officer Split Dollar Life Insurance Policy(ies) or canceling. If he takes over the policy(ies), he will be required to reimburse Sonoco for any accumulated premiums paid by the company. Sonoco will pay the premiums for the current plan year (2002). HILL will have two years to reimburse Sonoco for all premiums paid by the Company. The first payment will be due on the first anniversary of his separation, and will be one-half of the amount owed. The balance is due and payable on the second anniversary of his separation. If HILL cancels the policy(ies), he will have no further obligations to Sonoco for this coverage.

            6. HILL must exercise all vested stock options within 90 days of separation.

            7. As previously elected, fully vested deferred restricted stock units (approximately 14,127 shares) will be distributed in January 2003. All unvested restricted stock units will be cancelled.

            8. Sonoco agrees to provide outplacement services through the Charlotte office of Drake, Beam, Morin.

            9. The parties agree that Sonoco has no prior legal obligation to make the additional payments which are exchanged for the promises herein.

            10.   The Employee Agreement signed by HILL shall remain in effect.

            11. HILL agrees that he will not, at any time in the future, seek reinstatement or reemployment with Sonoco or any of its subsidiaries or affiliated companies in any position or capacity whatsoever.

            12. HILL shall not, for a period of two years following his last day of employment with Sonoco enter into any employment relationship wherein his duties would present a likelihood of disclosure or use of Confidential Information belonging to Sonoco or
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which would otherwise violate Sonoco's obligations of secrecy owed to a third party. While the period of this covenant against employment under the circumstances specified in this paragraph shall expire after two years, HILL acknowledges that his general obligation to refrain from actually using or disclosing Confidential Information shall continue beyond this term and specifically until the information shall become public through no fault on his part. Further, HILL will not during the noncompetition period directly or indirectly disturb, entice or hire away or in any other manner persuade any present or future employee, service provider, agent, director, officer or employee of the Company to terminate, discontinue, withdraw, curtail or cancel its relationship with the Company.

            13. Sonoco and HILL acknowledge that all of the terms and conditions of this Agreement are confidential and shall not be disclosed to any persons other than immediate family or his attorney. HILL agrees that if he does not maintain the confidentiality of this Agreement, he will repay all of the monetary consideration furnished by Sonoco pursuant to this Agreement.

            14. HILL shall not make any public statements, encourage others to make statements or release information intended to disparage or defame any of the Sonoco Parties (as defined in Section 16). The Company shall not make public statements, encourage others to make statements or release information intended to disparage or defame HILL's reputation. Notwithstanding the foregoing, nothing in this Section 15 shall prohibit any person from making such statements when required by order of a court or other body having jurisdiction. Except to the extent consistent with the press release to be issued by the Company in connection with HILL's termination of employment or with the prior written consent of the Company, HILL will not make any direct or indirect written or oral statements to the press, television, radio or other media concerning any matters pertaining to the business and affairs of the Company or any Sonoco Party or pertaining to any matters related to HILL's employment or separation from employment with the Company.

            15. In consideration of Sonoco's agreement to provide HILL with the payments and benefits listed in this Agreement, HILL waives, releases and forever discharges Sonoco Parties, including but not limited to Sonoco predecessors, successors, assigns,
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officers, directors, shareholders, parent companies, subsidiaries, affiliates, agents, employees and representatives from any and all claims, demands, damages, liabilities, and/or causes of action of any nature whatsoever, known or unknown, that HILL has or may have against Sonoco, arising out of, relating to or resulting from his employment with Sonoco, the termination of that employment and/or any events occurring prior to the signing of this Separation Agreement, Release and Covenant Not to Sue. HILL further agrees not to bring, continue or maintain any legal proceedings of any nature whatsoever against Sonoco before any court, administrative agency, arbitrator or any other tribunal or forum by reason of any such claims, demands, damages, liabilities and/or causes of action, including but not limited to Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination In Employment Act, as amended, the Americans with Disabilities Act of 1990, and/or other federal or state statutes having to do with discrimination of any nature. HILL agrees that if he violates this covenant by suing Sonoco, or those associated with Sonoco, he will pay all costs and expenses incurred by Sonoco's defense of such a suit, including reasonable attorney's fees. HILL certifies that he has been informed by Sonoco, through the terms of this Agreement, that he was advised to review and discuss the terms of this Agreement with an attorney of his choice prior to signing said Agreement. Furthermore HILL certifies that Sonoco has notified him that he has 21 days from his receipt of this Agreement in which to execute said Agreement. In addition, HILL has been informed that the Agreement may be revoked by him for a period of seven days after its execution.

            16. This instrument contains the entire Agreement between the parties hereto with respect to the subject matter and no amendment or other modification of this Agreement shall be valid or binding on any party unless in writing and signed by the party against whom enforcement is sought.

            17. The parties agree that the provisions of this Agreement shall be deemed severable and that the invalidity of unenforceability of any portion or any provision shall not affect the validity or enforceability of the other portions or provisions. Such provisions shall be appropriately limited and given effect to the extent that they may be enforceable.
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            18.   This Agreement shall be governed by and construed in
accordance with the laws of the State of South Carolina and rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective heirs, successors, assigns and legal representatives.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and the year first written above.

      Sonoco Products Company



by:
      ----------------------------      -----------------------------------
                                                     (Witness)



      ----------------------------      -----------------------------------
             F. Trent Hill, Jr.                      (Witness)